                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
           UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
                                       OR
                       SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                             Commission file numbers:
                                    333-77637
                                  333-77637-01

                                  CCG VIII, LLC
                                  -------------
                           BRESNAN CAPITAL CORPORATION
                           ---------------------------
           (Exact Name of Registrants as Specified in their Charters)

  12444 Powerscourt Drive, Suite 100, St. Louis, Missouri 63131 (314) 965-0555
  ----------------------------------------------------------------------------
(Address, including zip code, and telephone number, including area code, of Registrants' principal executive offices)

                            8% Senior Notes due 2009
                            ------------------------
                     9.25% Senior Discount Notes due 2009
                     ------------------------------------

           (Title of each class of securities covered by this Form)

                                      None
                                      ----
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)        |_|
         Rule 12g-4(a)(1)(ii)       |_|
         Rule 12g-4(a)(2)(i)        |_|
         Rule 12 g-4(a)(2)(ii)      |_|
         Rule 12h-3(b)(1)(i)        |_|
         Rule 12h-3(b)(1)(ii)       |_|
         Rule 12h-3(b)(2)(i)        |_|
         Rule 12h-3(b)(2)(ii)       |_|
         Rule 15d-6                 |X|

Approximate number of holders of record as of the certification or notice date: 0

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                        CCG VIII, LLC
                                        BRESNAN CAPITAL CORPORATION,
                                        registrants

DATED:  March 29, 2000                  By: /s/  Marcy A. Lifton
                                        ----------------------------------------
                                                 Marcy A. Lifton, Vice President